Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2013, with respect to the consolidated financial statements included in the Annual Report of Mediabistro Inc. (formerly known as WebMediaBrands Inc.) and Subsidiaries on Form 10-K for the years ended December 31, 2012 and 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Mediabistro Inc. on Forms S-8 (File No. 333-137349, effective September 15, 2006 and File No. 333-153508, effective September 16, 2008) and Form S-3 (File No. 333.176172).

/s/ Rothstein Kass

Roseland, New Jersey

August 1, 2013